EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

DHI Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	2,900,000	(3)	$3.405	$9,874,500	$0.00011020	$1,088.17
Total Offering Amounts						$9,874,500		$1,088.17
Total Fee Offsets								—
Net Fee Due								$1,088.17

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.
(2)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based on a price of $3.405 per share, which was determined based on the average of the high and low prices of registrant’s common stock reported by the New York Stock Exchange on May 5, 2023.
(3)	Consists of shares of common stock issuable directly, or in respect of awards granted or to be granted, under the DHI Group, Inc. 2022 Omnibus Equity Award Plan, as Amended and Restated.